[ARTICLE] 5
[MULTIPLIER] 1,000
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BARR LABORATORIES, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
QUARTER AND SIX MONTHS ENDED DECEMBER 31, 1994 AND 1993
(Amounts in thousands, except per share amounts)
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				       1994       1993       1994       1993
				     QUARTER     QUARTER     Y-T-D      Y-T-D
PRIMARY
Average shares outstanding             8,748      8,680      8,743      8,663

Net effect of dilutive stock options -
based on the treasury stock method using
average market price                     261          -        230          -

Total                                  9,009      8,680      8,973      8,663

Net earnings                          $2,248       $144      $4,093      $532

Net earnings per share                 $0.25      $0.02i     $0.46     $0.06ii

FULLY DILUTED
Average shares outstanding             8,748      8,680      8,743      8,663

Net effect of dilutive stock options -
	based on the treasury stock method using:
	quarter-end market price         267          -        267          -
	average market price               -        240          -        240

	Convertible debenture            510        503        510        503

	      Total                    9,525      9,423      9,520      9,166

Net earnings                          $2,248       $144      $4,093      $532

Deferred finance charges, net of tax      14         14          27        27

Interest adjustment, net of tax          153        158         307       317

	      Total                   $2,415       $316      $4,427      $876


	Net earnings per share         $0.25      $0.03iii    $0.47     $0.10iii


i) Stock options of 240 in 1993 are not included because their inclusion results in less than 3% dilution.

ii) Stock options of 229 in 1993 are not included because their inclusion results in less than 3% dilution.

iii) Anti-dilutive. Note: The effects of options and convertible debt are also anti-dilutive on Earnings before cumulative effect of accounting change.
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